Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan for Executive Officers of Elbit Systems Ltd. of our reports dated March 17, 2026, with respect to the consolidated financial statements of Elbit Systems Ltd. and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A member of EY Global
Tel-Aviv, Israel
May 27, 2026